EXHIBIT 10.1

                                IVAX CORPORATION

                          1997 EXECUTIVE RETENTION PLAN

         1. PURPOSE OF PLAN. The purpose of the 1997 Executive Retention Plan (the "PLAN") is to promote the continuity of the business and operations of the Corporation and its Subsidiaries during the implementation of a strategic plan which may involve the disposition of certain Subsidiaries or other transactions involving the Corporation. The Plan seeks to achieve this purpose by offering enhanced separation pay to employees under certain circumstances.

         2. DEFINITIONS. In addition to terms defined elsewhere in this Plan, the following terms shall have the meanings indicated for purposes of the Plan.

         "BENEFITS PERIOD" means the period specified by Corporate Management in a Supplement for each Eligible Participant.

         "CHANGE IN CONTROL" means:

         (1) with respect to the Corporation, the occurrence of one of the following events:

                  (A) any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) acquires direct or indirect beneficial ownership (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 30% or more of the then outstanding securities of the Corporation eligible to vote for the election of directors ("VOTING SECURITIES");

                  (B) the board of directors of the Corporation approves:

                      (i) any consolidation, merger, share exchange, or similar reorganization of the Corporation that requires shareholder approval unless (i) immediately following such transaction the holders of voting securities of the Corporation have the same proportionate ownership of the surviving corporation as such holders had immediately prior to the transaction, or (ii) at the time that the board of directors of the Corporation approves the transaction, the board of directors of the Corporation simultaneously approves a resolution expressly providing that such transaction does not constitute a Change in Control under the Plan;

                      (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of more than 50% of the assets of the Corporation to one or more entities which are not direct or indirect wholly-owned subsidiaries of the Corporation; or

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                      (iii) any liquidation or dissolution of the Corporation;
or

                  (C) individuals who, as of the Effective Date, constitute the board of directors of the Corporation (the "INCUMBENT BOARD") cease for any reason to constitute at least a majority of the board of directors of the Corporation; provided that any person becoming a director subsequent to the Effective Date whose nomination or election was approved by a vote of at least a majority of the directors then comprising the incumbent board shall be considered as though such person was a member of the incumbent board; and provided further, that no individual initially nominated or elected as a director of the Corporation as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the incumbent board shall be deemed to be a member of the incumbent board.

Notwithstanding the foregoing, a Change in Control of the Corporation shall not be deemed to have occurred solely because any person acquires beneficial ownership of more than 30% of the voting securities of the Corporation as a result of the acquisition of voting securities by the Corporation which, by reducing the number of voting securities outstanding, increases the percentage of shares beneficially owned by such person, unless the percentage then owned by such person exceeds 50%.

         (2) with respect to a Subsidiary, the occurrence of one of the following events:

                  (A) any disposition by the Corporation or a Subsidiary of more than 50% of the outstanding voting securities of the Subsidiary; or

                  (B) the Corporation approves:

                      (i) any consolidation, merger, share exchange, or similar reorganization of the Subsidiary that requires shareholder approval unless immediately following such transaction the Corporation continues to hold, directly or indirectly, all of the voting securities of the Subsidiary;

                      (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of more than 50% of the assets of the Subsidiary to one or more entities which are not direct or indirect wholly-owned subsidiaries of the Corporation; or

                      (iii) any liquidation or dissolution of the Subsidiary.

Notwithstanding the foregoing, (x) none of the foregoing events shall be deemed to be a Change in Control of a Subsidiary if at the time that the board of directors of the Corporation approves the transaction, the board of directors of the Corporation

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simultaneously approves a resolution expressly providing that such transaction does not constitute a Change in Control under the Plan, and (y) a Change in Control of the Corporation shall be deemed to also be a Change in Control of all Subsidiaries then owned directly or indirectly by the Corporation.

         "COMMITTEE" means the Compensation and Stock Option Committee of the Board of Directors of the Corporation.

         "CORPORATE MANAGEMENT" means the officer or officers of the Corporation selected by the Committee to make determinations under the Plan, and, with respect to any Subsidiary which ceases to be controlled by the Corporation, the officer or officers of the Subsidiary or its successor designated by the Subsidiary or its successor as responsible for making determinations under the Plan.

         "CORPORATION" means IVAX Corporation and any successor corporation.

         "DIRECT EMPLOYER" means the corporate entity that is primarily responsible for the payment of an Eligible Participant's compensation.

         "EFFECTIVE DATE" means the date that the Plan becomes effective.

         "ELIGIBLE PARTICIPANT" means each employee of the Corporation or a Subsidiary who is designated on the records of the Corporation or the Subsidiary as a full-time, regular employee and who is designated by Corporate Management as eligible to participate in the Plan.

         "RETENTION PERIOD" means the period commencing on the Effective Date specified by Corporate Management in a Supplement for each Eligible Participant.

         "SEPARATION BENEFITS" means the continued provision of health and dental benefits for the period of time equal to the Benefit Period; provided that the participant continues to make monthly contributions to health and dental premiums during the Benefit Period in an amount equal to the amount of such contributions as of the termination date.

         "SEPARATION COMPENSATION" means the Separation Benefits and the Separation Pay.

         "SEPARATION PAY" means the amount specified by Corporate Management in a Supplement for each Eligible Participant.

         "SUBSIDIARY" means each direct or indirect subsidiary of the Corporation which Corporate Management has determined is eligible to participate in the Plan and which agrees to participate in the Plan and any successor to such subsidiary.

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         "SUPPLEMENT" means a written document executed by Corporate Management which identifies, for each Eligible Participant, the Benefit Period, Retention Period, Separation Pay and any other supplemental or different terms and provisions applicable to the Eligible Participant.

         3. EFFECTIVE DATE. The Plan shall be effective as of March 31, 1997.

         4. SEPARATION PAY.

                  (a) TRIGGER EVENT. Subject to Section 4(c), an Eligible Participant shall be entitled to receive applicable Separation Compensation if during the Retention Period a Change in Control occurs with respect to the Eligible Participant's Direct Employer and within one year following such Change in Control, (1) the Eligible Participant's employment is terminated by the Corporation or a Subsidiary, as the case may be, as a result of the elimination of the employee's position due to a restructuring or reduction in work-force, or
(2) the Eligible Participant terminates his or her employment with the Corporation or a Subsidiary, as the case may be, as a result of (i) a significant reduction in position, authority or responsibility compared to the Eligible Participant's position, authority and responsibility as of the Effective Date, (ii) a requirement of the Corporation or a Subsidiary, as the case may be, that the Eligible Participant work in a location more than 60 miles from the Eligible Participant's workplace as of the date of termination, or
(iii) a reduction in base salary. An employee who terminates his employment under clause (2)(i) above shall not be entitled to Separation Pay unless he provides the Corporation with at least 30 days written notice of termination specifying in detail the reasons for the termination.

                  (b) PAYMENT OF SEPARATION PAY. The Separation Pay shall be paid in a lump sum within 15 days after the date of termination.

                  (c) RELEASE OF CLAIMS. The Separation Pay shall be made in full satisfaction of any claims the Eligible Participant may have against the Corporation or any Subsidiary in connection with the Eligible Participant's termination, and an Eligible Participant entitled to Separation Pay shall be required to execute a release of claims in favor of the Corporation and the Subsidiary in a form acceptable to the Corporation and the Subsidiary as a condition to the receipt of any payments under the Plan. Notwithstanding any other provision of the Plan, no payments shall be made under the Plan to an Eligible Participant until the expiration of any waiting period imposed by applicable law for the effectiveness of the release of claims described in this section.

                  (d) CERTAIN CLARIFICATIONS. For purposes of Section 4(a)(2)(i) above, the fact that the Corporation or any Subsidiary may have divested all or substantially all of its assets shall not, by itself, be deemed a significant reduction in position, authority or responsibility. No Eligible Participant is entitled to any payments under the Plan if


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such person is terminated by the Corporation or a Subsidiary for any reason other than the reason identified in Section 4(a)(1) above, and no Eligible Participant is entitled to any payments under the Plan if such person terminates his employment for any reason other than the reasons identified in Section 4(a)(2) above. No Eligible Participant shall be entitled to any payments under the Plan unless such person was employed by the Corporation or a Subsidiary at the time of the applicable Change in Control.

         5. NO OTHER PAYMENTS. The Plan supersedes and replaces any other plans or arrangements of the Corporation or any Subsidiary currently in effect providing for separation pay or benefits to any Eligible Participant in connection with any restructuring or work-force reductions or terminations for the reasons identified in Section 4(a)(2), and the Separation Pay payable under the Plan is paid in lieu of and replaces any and all other such payments or benefits payable by the Corporation or any Subsidiary under any other such plan or arrangement, unless such other plan or arrangement provides for greater aggregate payments and benefits to the Eligible Participant in connection with any restructuring or work-force reductions or terminations for the reasons identified in Section 4(a)(2), in which case the Eligible Participant shall be entitled to receive the payments and benefits provided for in such other plan or arrangement and shall not be entitled to any payments or benefits under this Plan.

         6. NO RIGHT TO EMPLOYMENT. Participation in the Plan does not confer upon any Eligible Participant any right with respect to continuation of employment by the Corporation or any Subsidiary, nor interfere with the right of the Corporation or any Subsidiary to terminate the employee at any time.

         7. ADMINISTRATIVE MATTERS. Corporate Management has the authority to interpret and construe all provisions of the Plan and to make all determinations deemed necessary or advisable with respect to the Plan and its administration, including to determine an employee's eligibility to receive Separation Pay. Participation in the Plan does not confer a right to participation in any similar plan adopted in the future. The Plan is unfunded, and no amount will be set aside for Separation Pay unless otherwise determined by Corporate Management.

         8. AMENDMENT. Corporate Management may amend the Plan or any Supplement in its discretion at any time; provided that no amendment may reduce the level or timing of benefits payable to any Eligible Participant without the participant's consent.

         9. BINDING EFFECT; OBLIGATIONS OF SUBSIDIARIES. All payments to be made under the Plan to employees of a particular Subsidiary shall be the sole obligation of the applicable Subsidiary, and neither the Corporation nor any other Subsidiary shall have any obligation to make payments under the Plan to any employee of the Subsidiary. The Plan shall not be terminated by any merger, consolidation, share


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exchange, sale of assets or other reorganization of the Corporation or any
Subsidiary, and shall be binding upon the respective successors and assigns of the Corporation and the Subsidiaries and their respective businesses.

         10. GOVERNING LAW AND VENUE. This Plan shall be governed by and construed in accordance with the laws of the State of Florida, without regards to the conflict of law principles thereof. Any legal proceeding against the Corporation relating to the Plan shall be brought in the state courts of the State of Florida for Dade County, Florida or in the United States District Court for the Southern District of Florida, and any legal proceeding against a Subsidiary relating to this Plan shall be brought in the state or federal court, as the case may be, which is closest to, and in the same state as, the principle place of business of the Subsidiary, and the Corporation, each Subsidiary and each Eligible Participant accepts the exclusive jurisdiction of those courts for the purpose of any such legal proceeding. In addition, the Corporation, each Subsidiary and each Eligible Participant irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any legal proceeding arising out of or relating to this Plan brought in such jurisdiction, and further irrevocably waive any claim that any legal proceeding brought in such jurisdiction was brought in an inconvenient forum.

         11. TERMINATION. This Plan shall terminate on the later of (1) expiration of the Retention Period, with respect to the Corporation and any Subsidiary which has not been the subject of a Change in Control, and (2) one year following the date of any Change in Control with respect to the Corporation or any Subsidiary which has been the subject of a Change in Control.

         12. NOTICES. All notices required to be sent to the Corporation or any Subsidiary pursuant to this Plan shall be sent to (1) in the case of the Corporation, the Vice President of Human Resources of the Corporation, and (2) in the case of a Subsidiary, the person responsible for the human resource function at the Subsidiary.

         13. GROSS-UP PAYMENT.

             (a) GROSS-UP PAYMENT. In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Corporation or a Subsidiary (the "PAYER") to or for the benefit of the Eligible Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or under the terms of any other plan, program, agreement or arrangement) (a "PAYMENT") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "CODE") or any interest or penalties are incurred by the Eligible Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "EXCISE TAX"), the Eligible Participant shall be entitled to receive an additional payment (a "GROSS-UP PAYMENT") in an amount such that after payment by the Eligible Participant of all taxes,


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including, without limitation, any income or employment taxes (including any interest or penalties imposed with respect to all such taxes except those imposed by reason of the Eligible Participant's failure to file timely a tax return or to pay taxes shown due on the return) and the Excise Tax imposed upon the Gross-Up Payment, the Eligible Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

             (b) DETERMINATION OF GROSS-UP PAYMENT. An initial determination as to whether a Gross-Up Payment is required pursuant to this Plan and the amount of such Gross-Up Payment shall be made at the Payer's expense by an accounting firm selected by the Payer that is one of the five largest accounting firms in the United States (the "ACCOUNTING FIRM"). The Accounting Firm shall provide its determination (the "DETERMINATION"), together with detailed supporting calculations and documentation, to the Payer and the Eligible Participant within twenty days of the date of the Eligible Participant's termination of employment or such other time as requested by the Corporation, a Subsidiary or by the Eligible Participant (provided the Eligible Participant reasonably believes that any of the Payments may be subject to the Excise Tax) and if the Accounting Firm determines that no Excise Tax is payable by the Eligible Participant with respect to a Payment, it shall furnish the Eligible Participant with an opinion that no Excise Tax will be imposed with respect to any such Payment. The Gross-Up Payment, if any, as determined pursuant to this section shall be paid by the Payer within five days of the receipt of the Determination. The Determination shall be binding, final and conclusive upon the Payer and the Eligible Participant, subject to the application of subsection (c).

             (c) ADJUSTMENT IN PAYMENT. As a result of uncertainty in the application of Section 280G and Section 4999 of the Code at the time of the Determination hereunder, it is possible that the Payer may make Gross-Up Payments that should not have been made (an "OVERPAYMENT") or that additional Gross-Up Payments are due (an "UNDERPAYMENT"), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Eligible Participant or the Payer, as the case may be, which the Accounting Firm believes has a high probability of success, determines that an Overpayment or Underpayment has been made, adjustment shall be made as provided herein. Any Overpayment by the Payer to or for the benefit of the Eligible Participant shall be treated for all purposes as a loan to the Eligible Participant that the Eligible Participant shall repay to the Payer together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Eligible Participant to the Payer if and to the extent such deemed loan and payment would not either reduce the amount on which the Eligible Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall promptly be paid by the Payer to or for the


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benefit of the Eligible Participant together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

Dated:  March 31, 1997


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